CALCULATION OF REGISTRATION FEE

Title	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$11,461,000.00	$1,331.77

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-180300-03

Pricing Supplement No. A84 to the Underlying Supplement dated July 29, 2013, the Product Supplement No. AK-I dated March 23, 2012 and the Prospectus Supplement and Prospectus dated March 23, 2012
_________________________________________________________

$11,461,000
Leveraged Basket-Linked Medium-Term Notes due 2016
The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (December 28, 2016) is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (37.00% weighting), the FTSE® 100 Index (23.00% weighting), TOPIX (23.00% weighting), the Swiss Market Index (9.00% weighting) and the S&P/ASX 200 Index (8.00% weighting) as measured from and including the trade date (December 22, 2014) to and including the determination date (December 22, 2016). The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the final index level divided by (ii) the initial index level (3154.91 with respect to the EURO STOXX 50® Index, 6576.74 with respect to the FTSE® 100 Index, 1413.05 with respect to TOPIX, 9033.45 with respect to the Swiss Market Index and 5441.955 with respect to the S&P/ASX 200 Index) multiplied by (iii) the applicable initial weighted value for each basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive,  subject to the maximum settlement amount ($1,352.00 for each $1,000 face amount of your notes). If the final basket level is less than the initial basket level, the return on your notes will be negative. You could lose your entire investment in the notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.
To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●
if the basket return is positive (i.e., the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 200% times (c) the basket return, such sum subject to the maximum settlement amount; or

●
if the basket return is zero or negative (i.e., the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

Declines in one basket underlier may offset increases in the other basket underliers.  Due to the unequal weighting of each basket underlier, the performance of each basket underlier will have varying impact on your return on the notes. For example, the performances of the EURO STOXX 50®  Index, the FTSE® 100 Index and TOPIX will have a significantly larger impact on your return on the notes than the performance of the Swiss Market Index and the S&P/ASX 200 Index.

Investing in the notes involves a number of risks.  See “Additional Risk Factors Specific To Your Notes” beginning on page PS-14 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Original issue date:	December 30, 2014	Original issue price:	100% of the face amount
Underwriting discount:	2.00% of the face amount	Net proceeds to the issuer:	98.00% of the face amount

We or one of our affiliates will pay an underwriting discount of $20.00 per $1,000 face amount of the notes ($229,220 in the aggregate), resulting in net proceeds to the issuer of $980.00 per $1,000 face amount of the notes ($11,231,780 in the aggregate).  For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-6 of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate.  For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Credit Suisse currently estimates the value of each $1,000 face amount of the notes on the trade date is $974.20 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)). See “Additional Risk Factors Specific To Your Notes” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse
Pricing Supplement dated December 22, 2014.

The original issue price, underwriting discount and net proceeds to the issuer listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

We may use this pricing supplement in the initial sale of the notes. In addition, CSSU or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless Credit Suisse or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.
You should read this pricing supplement together with the underlying supplement dated July 29, 2013, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Underlying supplement dated July 29, 2013:
http://www.sec.gov/Archives/edgar/data/1053092/000095010313004526/dp39753_424b2.htm

●	Product supplement No. AK-I dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000095010312001507/dp29507_424b2-aki.htm

●	Prospectus supplement and Prospectus dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement or the accompanying prospectus supplement. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Key Terms

Issuer:  Credit Suisse AG (“Credit Suisse”), acting through its London Branch.

Basket underliers: the EURO STOXX 50® Index (Bloomberg symbol, <SX5E Index>), as published by STOXX Limited (“STOXX”); the FTSE® 100 Index (Bloomberg symbol, <UKX Index>), as published by FTSE International Limited (“FTSE”); the TOPIX (Bloomberg symbol, <TPX Index>), as maintained by the Tokyo Stock Exchange, Inc. (“TSE”); the Swiss Market Index (Bloomberg symbol, <SMI Index>), as published by SIX Group Ltd. (“SIX Group”); and the S&P/ASX 200 Index (Bloomberg symbol, <AS51 Index>), as published by S&P Dow Jones Indices LLC (“S&P”). For more information on the basket underliers, see  “The Reference Indices – The EURO STOXX 50® Index,” “The Reference Indices – The FTSE Indices – The FTSE® 100 Index,” “The Reference Indices – The Tokyo Stock Price Index,” and  “The Reference Indices – The S&P/ASX Index” in the accompanying underlying supplement, and for the Swiss Market Index, see “The Swiss Market Index” beginning on PS-23 of this pricing supplement.

Specified currency:  U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $11,461,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.

Purchase at amount other than face amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the cap level would be triggered at a lower (or higher) percentage return relative to your initial investment than indicated below.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-16 of this pricing supplement.

United States Federal Income Tax Consequences of Investing in the Notes: please refer to “Material U.S. Federal Income Tax Considerations” herein for a discussion of certain United States federal income tax considerations for making an investment in the notes.

Cash settlement amount (on the stated maturity date):  for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

●
if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return; or

●	if the final basket level is equal to or less than the initial basket level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the basket return.

Initial basket level: 100

Initial weighted value:  the initial weighted value for each of the basket underliers equals the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
EURO STOXX 50® Index	37.00%
FTSE® 100 Index	23.00%
TOPIX	23.00%
Swiss Market Index	9.00%
S&P/ASX 200 Index	8.00%

Initial EURO STOXX 50® Index level: 3154.91

Initial FTSE® 100 Index level: 6576.74

Initial TOPIX level: 1413.05

Initial Swiss Market Index level: 9033.45

Initial S&P/ASX 200 Index level: 5441.955

We refer to each of the Initial EURO STOXX 50® Index level, Initial FTSE® 100 Index level, Initial TOPIX level, Initial Swiss Market Index level and Initial S&P/ASX 200 Index level as an initial underlier level, as applicable.

Final EURO STOXX 50® Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Description of the Securities — Market disruption events — For an equity-based reference index” on page PS-29 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Changes to the calculation of a reference index” on page PS-37 of the accompanying product supplement.

Final FTSE® 100 Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Description of the Securities — Market disruption events — For an equity-based reference index” on page PS-29 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Changes to the calculation of a reference index” on page PS-37 of the accompanying product supplement.

Final TOPIX level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Description of the Securities — Market disruption events — For an equity-based reference index” on page PS-29 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Changes to the calculation of a reference index” on page PS-37 of the accompanying product supplement.

Final Swiss Market Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Description of the Securities — Market disruption events — For an equity-based reference index” on page PS-29 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Changes to the calculation of a reference index” on page PS-37 of the accompanying product supplement.

Final S&P/ASX 200 Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under  “Description of the Securities — Market disruption events — For an equity-based reference index” on page PS-29 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Changes to the calculation of a reference index” on page PS-37 of the accompanying product supplement.

We refer to each of the Final EURO STOXX 50® Index level, Final FTSE® 100 Index level, Final TOPIX level, Final Swiss Market Index level and Final S&P/ASX 200 Index level as a final underlier level, as applicable.

Final basket level:  the sum of the following:  (1) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (2) the final FTSE® 100 Index level divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (3) the final TOPIX level divided by the initial TOPIX level, multiplied by the initial weighted value of the TOPIX plus (4) the final Swiss Market Index level divided by the initial Swiss Market Index level, multiplied by the initial weighted value of the Swiss Market Index plus (5) the final S&P/ASX 200 Index level divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index

Basket return:  the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Upside participation rate:  200.00%

Cap level:  117.60%

Maximum settlement amount:  for each $1,000 face amount of the notes, $1,352.00.

Trade date: December 22, 2014

Original issue date: December 30, 2014

Determination date: December 22, 2016, subject to postponement as described under “Description of the Securities — Market disruption events — For an equity-based reference index” on page PS-29 of the accompanying product supplement.

Stated maturity date:  December 28, 2016, subject to postponement as described under "Description of the Securities  — Market disruption events — For an equity-based reference index” on page PS-29 of the accompanying product supplement.

No interest:  the offered notes will not bear interest.

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption:  the offered notes will not be subject to redemption.

Closing level:  as described under “Description of the Securities — Certain definitions” on page PS-25 of the accompanying product supplement.

Business day:  as described under “Description of the Securities — Certain definitions” on page PS-25 of the accompanying product supplement.

Trading day:  as described under “Description of the Securities — Certain definitions” on page PS-25 of the accompanying product supplement.

Use of proceeds and hedging:  as described under “Supplemental Use of Proceeds and Hedging” on page PS-22 of the accompanying product supplement.

ERISA:  as described under “Benefit Plan Investor Considerations” on page PS-59 of the accompanying product supplement.

Credit Suisse AG: Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the notes for all purposes under the notes.

Supplemental plan of distribution (conflicts of interest): under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the notes to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the notes if any are purchased.

CSSU proposes to offer the notes at the original issue price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $20.00 per $1,000 face amount of notes. CSSU may re-allow some or all of the discount on the face amount per note on sales of such notes by other brokers or dealers. If all of the notes are not sold at the original issue price, CSSU may change the public offering price and other selling terms.

We expect to deliver the notes against payment for the notes on the original issue date indicated herein, which may be a date that is greater than three business days following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the original issue date is more than three business days after the trade date, purchasers who wish to transact in the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the notes will be used by CSSU or one of its affiliates in connection with hedging our obligations under the notes.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Supplemental Notice to Investors:

Bahamas

This Document has not been registered with the Securities Commission of the Bahamas, nor have any applications been made to exempt the offer from the filing of a prospectus with the Securities Commission of the Bahamas under the Securities Industries Act, 2011, and in the circumstances, no offer or sale of the notes can occur in the Bahamas.

The Issuer and each Dealer associated with the offer agrees that it has not, and will not offer, sell or cause any distribution of any of the notes in the Bahamas except in compliance with applicable Bahamian laws or pursuant to an exemption therefrom. This Document is not, and shall not be construed as, an offer to buy, or a distribution of the notes in, or to the public in the Bahamas.

Furthermore, no notes shall be issued, transferred to, registered in favour of or beneficially owned by any person (legal or natural) deemed resident in the Bahamas pursuant to the Exchange Control Regulations Act of the Bahamas and the Regulations promulgated thereunder except with the prior approval of the Central Bank of the Bahamas.

The Cayman Islands

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the notes offered hereunder.

British Virgin Islands

For British Virgin Islands Residents Only: You represent and warrant that you are not buying or selling the notes in connection with an invitation to buy or sell the notes to the public in the Virgin Islands within the meaning of section 25 of the Securities and Investment Business Act, 2010 (“SIBA”).  You further represent and warrant: (a) that you are a Qualified Investor as defined in Schedule 4 of SIBA and, to the extent you are a professional investor for the purposes of Schedule 4, you declare that (i) your ordinary business involves, whether for your own account or the account of others, the acquisition or disposal of property of the same kind as the property constituting the Interests, or a substantial part of the property; or (ii) you have net worth in excess of US$1,000,000 or its equivalent in any other currency and that you consent to being treated as a professional investor within the meaning of section 40 of SIBA; or (b) that no document associated with the purchase or sale of the notes (including any prospectus or offering document) has been received by you at an address in the Virgin Islands other than your registered office in the Virgin Islands.

Hong Kong

No person has issued, or had in its possession for the purposes of issue, and no person will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of Hong Kong) and any rules made under that Ordinance.

Calculation agent:  Credit Suisse International

CUSIP no.: 22547QZM1

ISIN no.: US22547QZM13

FDIC: the notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Maturity date	Stated maturity date

Valuation date	Determination date
Securities	Notes or offered notes
Principal amount	Face amount
Redemption amount	Cash settlement amount
Underlying	Basket underlier
Underlying return cap1	Cap level

In addition, with respect to the Leveraged Basket-Linked Medium-Term Notes, please refer to Key Terms above for the following terms: upside participation rate and maximum settlement amount.

1 “Underlying return cap” in the accompanying product supplement is expressed as a percentage increase from the initial underlier level to the final underlier level, whereas the “cap level” used in this pricing supplement is expressed as the quotient of the final basket level and the initial basket level.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels or hypothetical final underlier levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and final underlier levels of the basket underliers that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The following examples reflect hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket underliers and our creditworthiness.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00 per note
Upside participation rate	200.00%
Cap level	117.60% of the initial underlier level
Maximum settlement amount	$1,352.00 per note
Initial basket level	100
A market disruption event does not occur with respect to any basket underlier on the originally scheduled determination date and the originally scheduled determination date is an underlying business day.

During the term of the notes, no change in or affecting any of the basket underliers or the methods by which any of the basket underlier sponsors calculates the EURO STOXX 50® Index, the FTSE® 100 Index, the TOPIX, the Swiss Market Index or the S&P/ASX 200 Index, respectively.

Notes purchased on the original issue date at the face amount and held to the stated maturity date.

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement.  For information about the historical level of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts per $1,000 face amount of notes, based on the corresponding hypothetical final basket level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (per $1,000 Face Amount of Notes)
150.00%	$1,352.00
140.00%	$1,352.00

130.00%	$1,352.00
120.00%	$1,352.00
117.60%	$1,352.00
110.00%	$1,200.00
105.00%	$1,100.00
102.00%	$1,040.00
101.00%	$1,020.00
100.00%	$1,000.00
95.00%	$950.00
90.00%	$900.00
85.00%	$850.00
75.00%	$750.00
50.00%	$500.00
25.00%	$250.00
0.00%	$0.00

If, for example, the final basket level were determined to be 25.00% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be $250.00 per $1,000 face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.00% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). Alternatively, if the final basket level were determined to be 150.00% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,352.00 per $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 117.60% of the initial basket level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than the initial basket level (the section left of the 100.00% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than $1,000 per $1,000 face amount of your notes (the section below the 100.00% marker on the vertical axis). The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to the cap level (the section right of the cap level marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity, for each $1,000 face amount of notes, based on hypothetical final underlier levels of the basket underliers, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final underlier levels for each basket underlier expressed as percentages of their respective hypothetical initial underlier levels. The amounts in Column B represent the applicable initial weighted value for each basket underlier, and the amounts in Column C represent the products of the percentages in Column A times the corresponding amounts in Column B. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column C. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1:  The final basket level is greater than the cap level.  The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final underlier level (as percentage of Initial underlier level)	Initial Weighted Value	Column A × Column B
EURO STOXX 50® Index	135.00%	37.00	49.95
FTSE® 100 Index	135.00%	23.00	31.05
TOPIX	135.00%	23.00	31.05
Swiss Market Index	135.00%	9.00	12.15
S&P/ASX 200 Index	135.00%	8.00	10.80
	Final Basket Level:		135.00
	Basket Return:		35.00%

In this example, all of the hypothetical final underlier levels for the basket underliers are greater than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00.  Since the hypothetical final basket level was determined to be 135.00, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,352.00 of each $1,000 face amount of your notes (i.e.135.20% of each $1,000 face amount of your notes).

Example 2:  The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final underlier level (as percentage of Initial underlier level)	Initial Weighted Value	Column A × Column B
EURO STOXX 50® Index	101.00%	37.00	37.37
FTSE® 100 Index	102.00%	23.00	23.46
TOPIX	103.00%	23.00	23.69
Swiss Market Index	125.00%	9.00	11.25
S&P/ASX 200 Index	150.00%	8.00	12.00
	Final Basket Level:		107.77
	Basket Return:		7.77%

In this example, all of the hypothetical final underlier levels for the basket underliers are greater than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00.  Since the hypothetical final basket level was determined to be 107.77 the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 200.00% × 7.77%) = $1,155.40

Example 3:  The final basket level is less than the initial basket level.  The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final underlier level (as percentage of Initial underlier level)	Initial Weighted Value	Column A × Column B
EURO STOXX 50® Index	50.00%	37.00	18.50
FTSE® 100 Index	100.00%	23.00	23.00
TOPIX	100.00%	23.00	23.00
Swiss Market Index	135.00%	9.00	12.15
S&P/ASX 200 Index	135.00%	8.00	10.80
	Final Basket Level:		87.45
	Basket Return:		-12.55%

In this example, the hypothetical final underlier level of the EURO STOXX 50® Index is less than its hypothetical initial underlier level, while the hypothetical final underlier levels of the FTSE® 100 Index and TOPIX are equal to their applicable hypothetical initial underlier levels and the hypothetical final underlier levels of the Swiss Market Index and S&P/ASX 200 Index are greater than their applicable initial underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers.  In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than the initial basket level of 100.00 even though the FTSE® 100 Index and TOPIX remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level of 87.45 is less than the initial basket level of 100.00, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × -12.55%) = $874.50

Example 4:  The final basket level is less than the initial basket level.  The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final underlier level (as percentage of Initial underlier level)	Initial Weighted Value	Column A × Column B
EURO STOXX 50® Index	50.00%	37.00	18.50
FTSE® 100 Index	60.00%	23.00	13.80
TOPIX	60.00%	23.00	13.80
Swiss Market Index	65.00%	9.00	5.85
S&P/ASX 200 Index	55.00%	8.00	4.40
	Final Basket Level:		56.35
	Basket Return:		-43.65%

In this example, the hypothetical final underlier levels for all of the basket underliers are less than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00.

Since the hypothetical final basket level of 56.35 is less than the initial basket level of 100.00, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × -43.65%) = $563.50

The cash settlement amounts shown above are entirely hypothetical; they are based on hypothetical levels for the basket underliers on the determination date and on assumptions that may prove to be inaccurate.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The value of the securities may be influenced by many factors that are unpredictable” on page PS-5 of the accompanying product supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between level of each basket underlier and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table, examples and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying product supplement.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus as supplemented by the accompanying prospectus supplement, the accompanying product supplement, and the accompanying underlying supplement of Credit Suisse. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the stocks comprising the basket underliers. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Notes Are Subject to the Credit Risk of Credit Suisse

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of your notes prior to maturity.

The Amount Payable on Your Notes Is Not Linked to the Level of the Basket Underlier at Any Time Other than the Determination Date

The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to postponement as described elsewhere in the accompanying product supplement). Therefore, if the closing level of one or more of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers.  Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the TOPIX, the Swiss Market Index and the S&P/ASX 200 Index as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level is less than the initial basket level, you will have a loss, for each $1,000 of the face amount of your notes, equal to the product of (a) $1,000 times (b) the basket return.  Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity, including our other debt securities, that bears interest at a prevailing market rate.

Your Maximum Gain on the Notes Is Limited to the Maximum Settlement Amount

If the final basket level is greater than the initial basket level, for each $1,000 face amount of the notes, you will receive at maturity a payment that will not exceed the maximum settlement amount, regardless of the appreciation in the basket underliers, which may be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in each basket underlier.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underlier

Declines in the level of one basket underlier may offset increases in the level of the other basket underlier. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.  In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers.

Except to the Extent that Credit Suisse is Included in the Swiss Market Index, We Do Not Control Any Companies Included in Any Basket Underlier

While we or our affiliates may from time to time own securities of companies included in the basket, we and our affiliates do not control any company included in any basket underlier. Except to the extent that Credit Suisse is included in the Swiss Market Index, we are not responsible for any disclosure made by any other company.

The SMI is Concentrated in a Small Number of Constituents

The SMI is consists of 20 issuer constituents included in the Swiss Performance Index (“SPI”), which generally tracks all Swiss exchange traded equity securities.  Depending on the weightings of each SMI constituent at the time, the level of the SMI may be heavily dependent on just few constituents at any given time, which means that those constituents will disproportionately and significantly affect the performance of the SMI.  As of December 30, 2013, the weighting of the single top constituent of the SMI composed over 20% of the SMI, and the weightings of the top three constituents combined composed over 50% of the SMI.  As a result, you may be exposed to concentration risk in a few number of SPI issuers.

You Have No Shareholder Rights or Rights to Receive Any of the Equity Securities Comprising the Basket Underliers

Investing in the notes will not make you a holder of any of the equity securities comprising the basket underliers.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the issuers of, or any other rights with respect to, the equity securities comprising the basket underliers. The cash settlement amount will be paid in cash and you will have no right to receive delivery of any equity securities comprising the basket underliers.

We May Sell Additional Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the cover page.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase the notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on the notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount.  For example, if you purchase your notes at a premium to face amount, the cap level will permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Risks Associated With Investments in Notes Linked to the Performance of Foreign Equity Securities

The equity securities included in the basket underliers are issued by foreign companies and trade in foreign securities markets. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The Estimated Value of the Notes on the Trade Date May Be Less Than the Price to Public

The initial estimated value of your notes on the trade date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original issue price. The original issue price of the notes includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the trade date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

Effect of Interest Rate Used in Estimating Value

The internal funding rate we use in structuring notes such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”).  If on the trade date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the notes. We will also use our internal funding rate to determine the price of the notes if we post a bid to repurchase your notes in secondary market transactions. See “—Secondary Market Prices” below.

Secondary Market Prices

If Credit Suisse (or an affiliate) bids for your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the original issue price and the estimated value of the notes on the trade date. The estimated value of the notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the notes in the secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the notes and other dealers might use the higher secondary market credit spread to price them.  Furthermore, assuming no change in market conditions from the trade date, the secondary market price of your notes will be lower than the original issue price because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we may repurchase the notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs that were included in the original issue price, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

Lack of Liquidity

The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Potential Conflicts

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and determining their estimated value. In addition, the distributor from which you purchase the notes may conduct hedging activities in connection with the notes.  In performing these duties, the economic interests of us, our affiliates and the distributor are potentially adverse to your interests as an investor in the notes.  Further, hedging activities may adversely affect any payment on or the value of your notes.  Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates or the distributor receives for the sale of the notes, which creates an additional incentive to sell the notes to you.

Many Economic and Market Factors Will Affect the Value of the Notes

In addition to the level of the basket underliers on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the basket underliers;

•	the time to maturity of the notes;

•	the dividend rate on the equity securities comprising the basket underliers;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the equity securities comprising the basket underliers or markets generally and which may affect the level of the basket underliers; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE BASKET UNDERLIERS

The historical levels of the basket or the basket underliers should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the basket underliers on any trading day during the term of the notes, including on the determination date. We cannot give you assurance that the future performance of the basket underliers will result in any return of your investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

The graphs below show the daily historical closing levels of the EURO STOXX 50® Index, the FTSE® 100 Index, the TOPIX, the Swiss Market Index and the S&P/ASX 200 Index from January 2, 2009 through December 22, 2014.  The closing level of the EURO STOXX 50® Index on December 22, 2014 was 3154.91. The closing level of the FTSE® Index on Decembe 22, 2014 was 6576.74. The closing level of the TOPIX on December 22, 2014 was 1413.05. The closing level of the Swiss Market Index on December 22, 2014 was 9033.45. The closing level of the S&P/ASX 200 Index on December 22, 2014 was 5441.955. The graphs are for illustrative purposes only. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

For more information on the EURO STOXX 50® Index, the FTSE® Index, the Tokyo Stock Price Index and the S&P/ASX Index, see  “The Reference Indices – The EURO STOXX 50® Index,” “The Reference Indices – The FTSE Indices – The FTSE® 100 Index,” “The Reference Indices – The Tokyo Stock Price Index” and  “The Reference Indices – The S&P/ASX Index” in the accompanying underlying supplement. For more information on the Swiss Market Index, see “The Swiss Market Index” herein.

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 2, 2009 through December 22, 2014 assuming that the basket closing level was 100 on December 22, 2014.  We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date.  The basket closing level has been normalized such that its hypothetical level on December 22, 2014 was 100.  As noted in this Pricing Supplement, the initial basket level was set at 100 on the trade date.  The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

THE SWISS MARKET INDEX

The Swiss Market Index (“SMI”) is a free float-adjusted market capitalization weighted index that represents about 85% of the free float capitalization of the Swiss equity market. The SMI was introduced on June 30, 1988 at a baseline value of 1500 points. Its composition is examined once a year. The SMI comprises the 20 largest and most liquid equities of the Swiss Performance Index (“SPI”). Calculation takes place in real-time: as soon as a new transaction occurs in a security contained in the SMI, an updated index level is calculated and displayed. The Swiss Market Index was developed by the SIX Swiss Exchange and is calculated, maintained and published by the SIX Swiss Exchange. The SMI is reported by Bloomberg under the ticker symbol “SMI.”

Methodology of the SMI

The SMI is calculated according to the Laspeyres method using a weighted arithmetic mean over a defined selection of securities. The current index level can be calculated by dividing the sum of the market capitalizations of the securities contained in the index by the divisor. The securities included in the SMI are weighted according to their free float. This means that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalization.

The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Conditional and authorized capital does not count as issued and outstanding equity capital. The free float is calculated on the basis of listed shares only. Where a company has different categories of listed securities, these are considered separately for the purposes of calculating the index.

In principle, shares in fixed ownership are deemed to be those that have been reported to the SIX Swiss Exchange by a person or group of persons whose shareholding has exceeded the relevant threshold values under Arts. 20ff. of the Stock Exchange Act (“SESTA”). Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in fixed ownership.

The SIX Swiss Exchange may use sources in addition to the reports pursuant to SESTA to calculate shares in fixed ownership. In particular, the SIX Swiss Exchange may use data gained from issuer surveys that it conducts itself.

Exceptions

Shares held by the following groups are deemed free floating regardless whether a report has been made pursuant to the above:

•	Custodian nominees

•	Trustee companies

•	Investment funds

•	Pension funds

•	Investment companies

The SIX Swiss Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned. The free float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates and bonus certificates is taken into full account in calculating the index because it does not confer voting rights.

Calculation and publication intervals

The SMI is calculated in real time. The index is recalculated and republished immediately upon any changes in the price of any security. The shortest interval between calculation is one second. All index data is distributed by SIX Exfeed Ltd (subsidiary of SIX Group Ltd) via information service providers (e.g., Reuters, Telekurs and BLOOMBERG).

Prices used

In calculating the SMI, the last paid price is taken into account. If no price has been paid on the day of calculation, the bid price is used. In the absence of a bid price, the previous day’s price is used. Only the prices achieved via the electronic order book of the SIX Swiss Exchange are used.

Trading hours

The trading hours for Swiss equities, participation certificates and bonus certificates are determined by the SIX Swiss Exchange. Since the opening phase usually causes strong price fluctuations, the SMI is first calculated two minutes after the start of order book trading. This index level is called the “open”. A closing auction takes place ten minutes before close of trading. At the close of trading, the final closing prices used in calculating the closing level of the SMI are established.

Determination of rankings and identification of candidates

The basic universe for admission to the SMI is the SPI. In order to be admitted and remain in the SPI universe a given security must meet a minimum free float rate of 20%. If a stock falls below this limit and does not reach or exceed it again within three months, it is excluded. Securities which are not admitted to the SPI universe because they do not meet the free float conditions are admitted if the minimum free float rate of 20% has been met continuously over a period of three months.

A selection list in which all SPI securities are ranked and which forms the basis for the rankings can be downloaded from the SIX Swiss Exchange website. The position of each security is determined by a combination of the following criteria:

•	Average free float capitalization (compared to the capitalization of the entire SPI)

•	Cumulated on order book turnover (compared to the total turnover of the SPI).

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the so-called weighted market share. The time period used for making the calculation is July 1 of the current year through June 30 of the following year.

Ordinary adjustment dates

The number of securities and free float shares are adjusted on four ordinary adjustment dates a year:

•	The third Friday in March (after close of trading)

•	The third Friday in June (after close of trading)

•	The third Friday in September (after close of trading)

•	The third Friday in December (after close of trading)

The SIX Swiss Exchange may conduct a capital survey among issuers in order to obtain the required data. The announcement of the provisional new securities occurs at least one month before the adjustment date. The SIX Swiss Exchange reserves the right to take account of recent changes before the adjustment date, so the definite new securities are announced only five trading days before the adjustment date.

Extraordinary adjustment of the number of shares

In order to maintain the stability of the SMI and avoid frequent minor changes to the weighting, a change of the total number of outstanding securities or the free float leads to an extraordinary adjustment only if it is equal to or greater than 10% and 5%, respectively, and is in conjunction with a corporate action.

After a takeover, the free float of the company in question is adjusted upon publication of the end result. A five-day notification period applies. At the same time, the SIX Swiss Exchange may exclude the security from the relevant index family.

Where an insolvency has been announced, an extraordinary adjustment will be made and an exclusion from the indices, taking into account a notification period of 5 trading days.

The foregoing notwithstanding, SIX Swiss Exchange reserves the right to make this adjustment, in exceptional cases, without observing the notification period.

Dividend payments

As a price index, the SMI is not adjusted for dividends. Dividends are, however, fully taken account of in performance indices. Repayments of capital through the reduction of a share’s par value, which can take the place of a cash dividend or constitute a component of the regular distribution are treated in the same way as a normal dividend payment (i.e. no adjustment to the price index divisor). However, distributions (e.g., special dividends and anniversary bonuses) that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisors of price indices. Dividend payments are always treated as gross amounts, including the withholding tax portion.

Information on corporate events

Any forthcoming extraordinary corporate events that result in an adjustment to the indices are published by e-mail via Investor Service Equity. This service is offered free of charge by the SIX Swiss Exchange Indices department. The registration form is available on the SIX Swiss Exchange website. The SIX Swiss Exchange accepts no liability for Investor Service Equity.

License Agreement

SIX Swiss Exchange has had the names of all the indices created by it protected under trademark law. They have been registered in Switzerland as well as in key markets both in Europe and overseas. Under certain conditions, SIX Swiss Exchange permits third parties to use the trademarks of its index family for commercial purposes. It has levied a license fee for such use since 1999.

We have entered into a license agreement with SIX Swiss Exchange whereby we, in exchange for a fee, are permitted to use the SMI in connection with certain securities, including the securities. We are not affiliated with SIX Swiss Exchange, the only relationship between SIX Swiss Exchange and us is any licensing of the use of SIX Swiss Exchange’s indices and trademarks relating to them.

The securities are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange and the SIX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular time on any particular day or otherwise. However, SIX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and SIX Swiss Exchange shall not be under any obligation to advise any person of any error therein. Swiss Market Index® is a registered trademark of SIX Swiss Exchange which is used under license.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the underlier that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the underlier, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year (excluding the look back observation period, if applicable), such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the underlier, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract; (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract; (c) the underlying security is not readily tradable on an established securities market; or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to notes that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2014, or any securities held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Pricing Supplement

Page
Summary Information	PS-3
Hypothetical Examples	PS-9
Additional Risk Factors Specific to Your Notes	PS-14
The Basket Underliers	PS-19

Product Supplement No. AK-I dated March 23, 2012

Summary	PS-1
Risk Factors	PS-3
Credit Suisse AG	PS-22
Supplemental Use of Proceeds and Hedging	PS-22
Description of the Securities	PS-24
The Underlyings or Basket	PS-51
Material United States Federal Income Tax Considerations	PS-53
Benefit Plan Investor Considerations	PS-59
Underwriting (Conflicts of Interest)	PS-60
Notice to Investors	PS-62

Underlying Supplement dated July 29, 2013

The Securities	US-4
The Reference Indices	US-5
The Reference Funds	US-89

Prospectus Supplement dated March 23, 2012

Description of Notes	S-3
Plan of Distribution (Conflicts of Interest)	S-7
Incorporation by Reference	S-13

Prospectus dated March 23, 2012

About This Prospectus	1
Limitations on Enforcement of U.S. Laws	2
Where You Can Find More Information	3
Forward-Looking Statements	4
Use of Proceeds	6
Ratio of Earnings to Fixed Charges	7
Capitalization and Indebtedness	8
Credit Suisse Group	9
Credit Suisse	10
Credit Suisse (USA)	11
The Finance Subsidiaries.	12
Description of Debt Securities	14
Description of Contingent Convertible Securities	39
Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities	52
Special Provisions Relating to Debt Securities or Contingent Convertible Securities Denominated in a Foreign Currency	57
Foreign Currency Risks	60
Description of Warrants	62
Description of Shares	65
Description of the Guaranteed Senior Debt Securities of Credit Suisse (USA)	69
Description of the Guarantees of the Guaranteed Senior Debt Securities of Credit Suisse (USA)	71
ERISA	73
Taxation	75
Plan of Distribution (Conflicts of Interest)	92
Market-Making Activities	94
Legal Matters	95
Experts	96

$11,461,000

Credit Suisse

Leveraged Basket-Linked Medium-Term Notes due 2016